Exhibit 99.1(b)

Item Preview: English (US)

MUNDOmedia Appoints Ross Levinsohn Executive Chairman of the Board

TORONTO & NEW YORK—(BUSINESS WIRE)—Privately-held MUNDOmedia (“Mundo”) and Harmony Merger Corp. (NASDAQ:HRMN, HRMNU and HRMNW) (“Harmony”) today jointly announced that Mundo’s board of directors has formally appointed former Yahoo! Inc. Chief Executive Officer Ross Levinsohn as its Executive Chairman. Mundo entered into a plan of reorganization with Harmony on January 7, 2017 whereby Mundo will become a publicly listed company through a combination with Harmony.

Levinsohn is a leading industry figure who has long focused on the convergence of technology and media and how the two industries can work together more closely to empower one another. He served as Chief Executive Officer of Yahoo! (NASDAQ: YHOO) in 2012, after running both the Americas unit for the intemet giant, and serving as Head of Global Media. Prior to Yahoo, he served as President of Fox Interactive, where he helped create the largest digital businesses amongst traditional media companies. He was also instrumental in the formation of what is now Hulu in 2005, during his tenure at News Corporation.

Levinsohn holds a Bachelor of Arts in Communications from The American University, where he is also a member of the Board of Trustees. He sits on the boards of several public and private media and technology companies including Tribune Media (NYSE: TRCO), Zefr, and Vubiquity.

Jason Theofilos, MUNDOmedia’s CEO stated, ‘We are extremely excited that Ross is taking a much larger and more impactful roll at Mundo.”

Ross Levinsohn stated, ‘The growing importance of precision marketing plays squarely in the favor of MUNDOmedia’s business model. Every day the chorus grows louder from marketers to substantiate value for every dollar spent — Mundo excels at delivering results and quality experiences.”

Eric So

Executive Vice-President, Corporate Development

Tel: 416.342.5646 x412

Email: eric.s@mundomedia.com

Follow us on Instagram: Ittps://www.instagram.com/mundomedialtd/

Twitter: https://twitter.com/MundoMedia

Linkedln: https://www.linkedin.com/company/mundo-media

Like us on Facebook: https://www.facebook.com/MUNDOmediaNetwork?fref=ts

About MUNDOmedia Ltd.

Mundo is a global leader in data-driven digital marketing, that helps large brands grow their business by connecting them to an engaged global audience at the moment of greatest opportunity with a suite of proprietary technology powered by data. Mundo reaches more than four billion users per month, offering a single point of access to digital supply channels in 182 countries worldwide. The MUNDOTrack platform utilizes rich audience data segments and granular targeting capabilities to deliver unparalleled control and real-time analytical insights. Mundo’s technology empowers its advertising partners to create millions of mobile connections with key audience segments.

About Harmony Merger Corp.

Harmony was incorporated in Delaware on May 21, 2014 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities. On March 27, 2015, Harmony consummated its initial public offering (“IPO”) of 11,500,000 units, each unit consisting of one share of common stock and one warrant to purchase one common share, generating gross proceeds of $115,000,000 and net proceeds of $112,605,665 after deducting $2,394,335 of transaction costs paid at closing (up to an additional $4,325,000 of deferred underwriting expenses may be paid upon the completion of a business combination). In addition, Harmony generated gross and net proceeds of $5,585,000 from a private placement (the “Private Placement”) of units (“Private Units”) to certain of the initial stockholders of Harmony prior to the IPO and Cantor Fitzgerald & Co., the representative of the underwriters in the IPO (“Cantor”). Following the closing of the IPO and the Private Placement on March 27, 2015, an amount of $117,300,000 (or $10.20 per share sold to the public in the Offering included in the Units (“Public Shares”)) from the sale of the Units and Private Units was placed in a trust account (Trust Account”) and invested in U.S. treasuries or United States bonds having a maturity of 180 days or less or money market funds meeting the applicable conditions of Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. The $117,300,000 placed into the Trust Account may not be released until the earlier of (i) the consummation of Harmony’s initial business combination and (ii) Harmony’s failure to consummate a business combination within the prescribed time. As of December 31, 2016, Harmony held $117.5 million in the Trust Account.

Harmony and its directors and executive officers, as well as William Blair, who is acting as investment banker for Mundo, and Cantor, may be deemed to be participants in the solicitation of proxies for the special meeting of Harmony stockholders to be held to approve the business combination. Stockholders are advised to read, when available, Harmony’s preliminary proxy statement/registration statement and definitive proxy statement/registration statement in connection with the solicitation of proxies for the special meeting because these statements will contain important information. The definitive proxy statement/registration statement will be mailed to stockholders as of a record date to be established for voting on the business combination. Stockholders will also be able to obtain a copy of the proxy statement/registration statement, without charge, by directing a request to: Harmony Merger Corp., 777 Third Avenue, 37th Floor, New York, NY 10017. The preliminary proxy statement/registration statement and definitive proxy statement/registration statement, once available, can also be obtained, without charge, at the Securities and Exchange Commission’s intemet site (http://www.sec.gov).

Safe Harbor Language

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Mundo’s and Harmony’s management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Mundo’s business. These risks, uncertainties and contingencies include: business conditions; weather and natural disasters; changing interpretations of GAAP; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments; requirements or changes adversely affecting the business in which Mundo is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other providers of digital advertising services; general economic conditions; geopolitical events and regulatory changes; the possibility that the business combination does not close, including due to the failure to receive required security holder approvals or the failure of other closing conditions; and other factors set forth in Harmony’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Neither Harmony nor Mundo is under any obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

For more information regarding Harmony Merger Corp, please contact:

Harmony Merger Corp.

David Sgro, 212-319-7676

Chief Operating Officer

Contacts

Harmony Merger Corp.

David Sgro, 212-319-7676

Chief Operating Officer